Exhibit 10.2

Term Sheet for Employment Arrangements with Chief Executive Officer

This term sheet (this "Term Sheet") sets forth the material terms of an employment agreement and other compensatory arrangements to be executed by Hertz Global Holdings, Inc. ("Holdings") and Kathryn V. Marinello ("Executive").

Effective Date:	December 12, 2016
Employment Period:
January 3, 2017 (the "Start Date") through December 31, 2019 (the "Employment Period") or the date of any earlier termination of Executive's employment.  Executive will not be required to physically report to the Company's offices until January 8, 2017.

Position:
Chief Executive Officer of Holdings and The Hertz Corporation (together, the "Companies").  Executive will be employed at the Company's headquarters in Estero, Florida.

Member of the Board of Directors of Holdings (the "Board").

Duties/Reporting:	Customary for Chief Executive Officer, and as may be assigned by the Board from time to time. Executive will report directly to the Board.
Annual Base Salary:	$1,450,000. Subject to review by the Board not less frequently than annually for possible upward adjustment.
Annual Bonus:
For 2017 and later years, target of not less than 150% of Annual Base Salary, up to a maximum amount determined in accordance with the terms of the applicable bonus plan, subject to Executive's continued employment through the payment date except as provided herein.  The amount of the Annual Bonus shall be, except as set forth below, based on satisfaction of performance goals determined by the Compensation Committee of the Board with the input of Executive. The annual bonus shall be paid no later than March 15 of the calendar year following the calendar year in which the performance goals are measured.

For 2017, subject to Executive's continued employment through the payment date (except as provided herein), Executive's Annual Bonus shall be no less than 60% of target.

Long-Term Incentive Awards:
On the Start Date, Holdings shall grant Executive, on terms consistent with Holdings's 2016 Omnibus Incentive Plan (the "Stock Plan") (provided that such grant may be made pursuant to the inducement grant exemption of the New York Stock Exchange), options and restricted share awards in respect of common stock of Holdings with a target grant date fair value for accounting purposes (as determined using the same methodology as used most recently for equity awards granted to executives of the Companies generally) of $5,175,000 (collectively, the "LTI Grant").  The LTI Grant shall be in lieu of any other long-term or equity incentive awards to which employees of the Companies might be eligible in respect of 2017 and shall be subject to the following terms:

Option Grant.  60% of the LTI Grant shall be granted in the form of options (the "Option Grant"), which shall vest on December 31, 2019, subject to Executive's continued employment through such date (except as provided herein) and the satisfaction of performance goals related to EBITDA, as determined by the Compensation Committee of the Board with the input of Executive as of no later than March 31, 2017.  Similar to the Companies' existing long-term incentive program, a portion of the Option Grant shall be eligible to vest based on annual EBITDA goals and a portion of the Option Grant shall be eligible to vest based on multi-year EBITDA goals.

All options granted under the Option Grant shall expire on the seventh anniversary of the Start Date, or such earlier date as determined in accordance with Holdings's standard form of stock option agreement in connection with a termination of Executive's employment.

Restricted Share Grant.  10% of the LTI Grant shall be granted in the form of time-vesting restricted shares (the "RSA Grant"), which shall vest on December 31, 2019, subject to Executive's continued employment through such date (except as provided herein).  Executive and the Company to mutually agree on reasonable performance goals for purposes of Section 162(m) of the Internal Revenue Code.

Performance Share Grant.  30% of the LTI Grant shall be granted in the form of performance-vesting restricted shares (the "PSA Grant"), which shall vest on terms similar to the Option Grant (i.e., continued service and annual/multi-year EBITDA goals).

Future Grants.  Executive will be eligible for future grants after 2017 on a basis no less favorable than grants made generally to other senior executives of the Companies.

Employee Benefits and Fringe Benefits:
Executive shall be eligible for employee benefits and fringe benefits on the same basis as other senior executives of the Companies.

Executive will be reimbursed for reasonable travel (including business class airfare), lodging and meal expenses in accordance with the Companies' expense reimbursement policy, and for legal fees reasonably incurred in the negotiation of this Term Sheet and formal employment agreement and ancillary documents described herein, at her counsel's ordinary billable rates (plus expenses), up to a cap of $50,000.

Executive will receive a one-time payment of $10,000 within 30 days of the Start Date to cover shipping of her personal goods and automobile to Florida.   Executive will also receive a $25,000 payment each January during the Employment Period to cover commuting expenses between her residences.

Indemnification/Insurance:
To the fullest extent permitted by Delaware law (subject to a gross negligence and willful misconduct standard), with advancement of legal fees subject to an undertaking to repay if ultimately determined that Executive is not entitled to indemnification.

Covered by D&O insurance to the same extent as other executive officers and Board members.

Qualifying Termination Not in Connection with a Change in Control:
Executive shall participate in Holdings's Severance Plan for Senior Executives (the "Severance Plan") with a severance multiple of 1.5 as the Severance Plan is in effect as of date hereof.  If the Severance Plan is terminated or modified in a manner adverse to Executive for any reason, Executive shall be provided an equivalent severance benefit under her employment agreement in lieu thereof.

Upon termination of Executive's employment (a) by Holdings other than for Cause (as defined below), (b) by Executive for Good Reason (as defined below), or (c) due to death or Disability (as defined below) (a "Good Leaver Termination"), Executive shall be entitled to vesting of any unvested portion of the Option Grant, RSA Grant or PSA Grant, prorated based on the portion of the period from the Start Date through December 31, 2019 elapsed as of the date of termination, and with any performance metrics determined based on actual performance at the end of the performance period; provided that any vested options shall remain exercisable for 90 days following the date of termination (or, if later, 90 days following determination of whether the performance goals have been satisfied).

Executive shall also receive any prior year's annual bonus to the extent earned but not yet paid and a pro rata bonus for the calendar year in which termination occurs with any performance metrics based on actual performance at the end of the annual performance period.  Executive shall also receive any unpaid salary through the date of termination and accrued but unused vacation pay.

Subject to the terms of any other benefit plans in which Executive participates, the foregoing benefits shall be the sole severance benefits to which Executive is entitled upon a termination of employment.  All termination-related benefits are subject to Executive's execution of a release of claims in favor of the Companies and their affiliates (which shall be substantially in the form attached to the Severance Plan) and compliance with the restrictive covenants described below.

Any Other Termination Not in Connection with a Change in Control:
Subject to the terms of any other benefit plans in which Executive participates, upon termination Executive's employment other than a Good Leaver Termination, Executive shall be entitled only to a cash payment equal to the sum of (a) Executive's unpaid base salary through the date of termination and (b) accrued and unused vacation pay.

Change in Control Benefits:
Notwithstanding the above termination provisions, Executive shall be a party to a change in control agreement, which will provide a severance multiple of 2.5 times Executive's annual base salary and bonus (as determined under the Severance Plan).

Without limiting the Good Leaver Termination vesting provisions described above, Executive's outstanding equity awards also shall be subject to full vesting upon a termination of employment without Cause within two years following a "Change in Control".

For purposes of Executive's compensatory arrangements, the term "Change in Control" shall be determined consistent with the Companies' existing arrangements, provided that acquisitions of Holdings common stock by Icahn Enterprises L.P. and its affiliates shall not constitute a Change in Control.

Definitions:
"Cause" means, with respect to Executive (as determined by the Board) (a) willful and continued failure to perform substantially Executive's material duties with Holdings (other than any such failure resulting from Executive's incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which Executive has not performed such duties is delivered to Executive by the Board, (b) engaging in willful and serious misconduct that is injurious to Holdings or any of its subsidiaries, (c) one or more acts of fraud or material personal dishonesty resulting in or intended to result in personal enrichment at the expense of Holdings or any of its subsidiaries, (d) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of Holdings, impairs Executive's job performance, (e) material violation of any Holdings policy that results in harm to Holdings or any of its subsidiaries, (f) conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude, (g) conviction of (or plea of guilty or nolo contendere) to a securities law violation that is materially injurious to the Companies, or (h) a breach of the Executive Representation below.  If a circumstance constituting "Cause" is curable, Executive shall be provided written notice of the circumstance and 15 days from the date of such notice to cure it.  Executive shall not be provided more than one opportunity to cure with respect to the same or similar circumstances.  A termination of employment for "Cause" shall include a determination following Executive's termination of employment for any reason that the circumstances existed prior to such termination for the Companies to have terminated Executive's employment for Cause.  Any determination that Executive's employment will be terminated for Cause shall be made by the Board following notice to Executive and an opportunity for Executive and her counsel to be heard by the Board.

"Good Reason" means, without Executive's consent, (a)  reduction by the Companies of Executive's Annual Base Salary or target Annual Bonus, (b) failure of Executive to be nominated by Holdings or elected or reelected as a director, (c) a material diminution in Executive's titles, duties or responsibilities or the assignment to her of any duties or responsibilities inconsistent with Executive's position and status as Chief Executive Officer, (d) a change in Executive's reporting relationship such that she no longer reports directly to the Board, (e) failure of the Companies to obtain a satisfactory written agreement from any successor to all or substantially all of the assets or business of the Companies to assume and agree to perform this Agreement within 15 days after a merger, consolidation, sale or similar transaction, (f) any purported termination by the Companies of Executive's employment otherwise than as expressly described herein, or (g) any other material breach of the employment agreement; in each case provided that, within 30 days of any such occurrence, Executive shall have delivered to the Board a notice of termination that specifically identifies such occurrence and the Companies shall have failed to cure such circumstance within 10 days of receipt of such notice.

"Disability" means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of Executive's employment-related duties for a period of six months or longer and, within 30 days after Holdings notifies Executive in writing that it intends to terminate her employment, Executive shall not have returned to the performance of her employment-related duties on a full-time basis; provided that, with respect to any compensation that constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, "Disability" shall have the meaning set forth in Section 409A(a)(2)(c) of the Internal Revenue Code.  The Board's reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or Holdings to advise the Board.

For the avoidance of doubt, unless otherwise agreed by Executive, these definitions shall supersede any similar definitions contained in any other agreement between Executive and the Companies, including, without limitation, the Severance Plan and any change in control agreement.

Restrictive Covenants:
Employment agreement to contain restrictions on (i) industry-specific competition and solicitation of employees and customers, clients and distributors of Holdings and its affiliates while employed and for two years following termination of employment for any reason and (ii) disclosure of confidential information while employed and perpetually thereafter.

In addition, Executive shall return the property of Holdings and its affiliates upon a termination of employment.  Executive can make and retain an electronic copy of her contacts list and calendar and any personal emails or information needed for tax filing purposes.

Executive Representation:
Executive represents that she is not subject to any contractual restriction that would prevent her from functioning as Chief Executive Officer of the Companies, or limit her ability to do so at any time during the Employment Period.

Holdings Representation	Holdings represents that it has full authority and all necessary approvals to enter into this Term Sheet.
Governing Law and Dispute Resolution:	Governed by the laws of the State of Delaware. Disputes resolved in state and Federal courts located in or nearest to the Companies' headquarters.

[Signature page follows]

By signing below, Holdings and Executive agree that they shall work together in good faith, to promptly complete and execute a full employment agreement and ancillary documents that are consistent in all respects with these terms; provided that the parties agree that this Term Sheet shall be binding upon Holdings and Executive as of and following the Effective Date unless and until superseded by such full documentation.

Signed on December 12, 2016.

Hertz Global Holdings, Inc.

By: /s/ Richard Frecker Name: Richard Frecker Title: Executive Vice President, General Counsel

[Signature Page to Term Sheet]

Kathryn V. Marinello

/s/ Kathryn V. Marinello

[Signature Page to Term Sheet]